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                            REALTY INCOME CORPORATION


                       ARTICLES SUPPLEMENTARY CLASSIFYING
                                    SHARES OF
              9 1/2% CLASS C CUMULATIVE REDEEMABLE PREFERRED STOCK

         Realty Income Corporation, a Maryland corporation (the "Corporation"), certifies to the State Department of Assessments and Taxation of Maryland (the "Department") that:

         FIRST: Pursuant to the authority expressly vested in the Board of Directors of the Corporation (the "Board of Directors") by Article VI of the charter of the Corporation filed with the Department on March 25, 1997 (the "Charter") and Section 2-208 of the Maryland General Corporation Law ("MGCL"), the Board of Directors of the Corporation has, by resolution duly adopted at meetings duly called and held on July 14, 1999 and July 27, 1999, classified and designated a separate class of unissued preferred stock of the Corporation, $1.00 par value per share ("Preferred Stock"), to consist of 1,380,000 shares of such class of Preferred Stock, and has provided for the issuance of such shares.

         SECOND: The classification increases the number of shares classified as Class C Preferred Stock from no shares immediately prior to the classification to 1,380,000 shares immediately after the classification. The classification decreases the number of shares classified as Preferred Stock from 16,240,000 shares immediately prior to the reclassification to 14,860,000 shares immediately after the classification.

         THIRD: The following is a description of the preferences, conversion and other rights, voting powers, restrictions and limitations as to dividends and other distributions, qualifications and terms and conditions of redemption, which upon any restatement of the Charter shall be made part of Article VI of the Charter, with any necessary or appropriate changes to the enumeration or lettering of sections or subsections hereof:

                      9 1/2% CLASS C CUMULATIVE REDEEMABLE
                                 PREFERRED STOCK

         A. DESIGNATION AND NUMBER. A class of Preferred Stock, designated the "9 1/2% Class C Cumulative Redeemable Preferred Stock" (the "Class C Preferred Stock"), is hereby established. The number of shares of the Class C Preferred Stock shall be 1,380,000 shares.

         B. MATURITY. The Class C Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption.

         C. RANK. The Class C Preferred Stock will rank, with respect to rights to the payment of dividends and the distribution of assets in the event of any liquidation, dissolution or winding up of the Corporation, (i) senior to all classes or series of common stock of the Corporation ("Common Stock"), senior to the Corporation's Class A Junior Participating Preferred Stock, par value $1.00 per share (the "Class A Preferred Stock"), and senior to all other

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equity securities of the Corporation other than equity securities referred to in clauses (ii) and (iii) of this sentence; (ii) on a parity with the Corporation's 9 3/8% Class B Cumulative Redeemable Preferred Stock and with all equity securities of the Corporation the terms of which specifically provide that such equity securities rank on a parity with the Class C Preferred Stock with respect to rights to the payment of dividends and the distribution of assets in the event of any liquidation, dissolution or winding up of the Corporation; and
(iii) junior to all equity securities of the Corporation the terms of which specifically provide that such equity securities rank senior to the Class C Preferred Stock with respect to rights to the payment of dividends and the distribution of assets in the event of any liquidation, dissolution or winding up of the Corporation. The term "equity securities" does not include convertible debt securities.

         D.  DIVIDENDS.

         (1) Holders of shares of the Class C Preferred Stock are entitled to receive, when, as, and if authorized by the Board of Directors and declared by the Corporation, out of funds of the Corporation legally available for the payment of dividends, cumulative cash dividends at the rate of 9 1/2% of the Liquidation Preference (as defined below) per annum (equivalent to an annual rate of $2.375 per share). Dividends on the Class C Preferred Stock shall accrue daily, shall accrue and be cumulative from July 30, 1999 (the "Original Issue Date") and shall be payable monthly in arrears on the last day of each month (each a "Dividend Payment Date"), commencing August 31, 1999; provided that if any Dividend Payment Date is not a Business Day (as defined below), then the dividend which would otherwise have been payable on such Dividend Payment Date may be paid on the next succeeding Business Day with the same force and effect as if paid on such Dividend Payment Date and no interest or additional dividends or other sum shall accrue on the amount so payable for the period from and after such Dividend Payment Date to such next succeeding Business Day. The period from and including the Original Issue Date to but excluding the first Dividend Payment Date, and each subsequent period from and including a Dividend Payment Date to but excluding the next succeeding Dividend Payment Date, is hereafter called a "Dividend Period." Any dividend payable on the Class C Preferred Stock, including dividends payable for any partial dividend period, will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in the stock records of the Corporation at the close of business on the applicable record date, which shall be the 15th day of the calendar month in which the applicable Dividend Payment Date falls (each, a "Dividend Record Date"). Notwithstanding any provision to the contrary contained herein, each outstanding share of Class C Preferred Stock shall be entitled to receive, and shall receive, a dividend with respect to any Dividend Record Date equal to the dividend paid with respect to each other share of Class C Preferred Stock which is outstanding on such date. The dividends payable on any Dividend Payment Date shall include dividends accrued to but excluding such Dividend Payment Date.

         "Business Day" shall mean any day, other than a Saturday or Sunday, that is not a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to close. All references herein to "accrued and unpaid" dividends or "accumulated and unpaid" dividends on the Class C Preferred Stock (and all references of like import) shall include, unless otherwise expressly stated or the context otherwise requires, both

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accrued dividends and accumulated dividends, if any, on the Class C Preferred
Stock; and all references herein to "accrued and unpaid" dividends or "accumulated and unpaid" dividends on any other class or series of stock of the Corporation shall include, if (and only if) such class or series of stock provides for cumulative dividends and unless otherwise expressly stated or the context otherwise requires, accumulated dividends, if any, on such class or series of stock.

         (2) No dividends on shares of Class C Preferred Stock shall be authorized by the Board of Directors or paid or set apart for payment by the Corporation at any time when the terms and provisions of any agreement of the Corporation, including any agreement relating to its indebtedness, prohibits such authorization, payment or setting apart for payment or provides that such authorization, payment or setting apart for payment would constitute a breach of or a default under any such agreement, or if such authorization, payment or setting apart shall be restricted or prohibited by law.

         (3) Anything in these terms of the Class C Preferred Stock to the contrary notwithstanding, dividends on the Class C Preferred Stock will accrue and be cumulative from the Original Issue Date, whether or not the Corporation has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared. No interest, or sum in lieu of interest, shall be payable in respect of any dividend payment or payments on the Class C Preferred Stock which may be in arrears, and holders of the Class C Preferred Stock will not be entitled to any dividends, whether payable in cash, securities or other property, in excess of full cumulative dividends described above. Any dividend payment made on the Class C Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to the Class C Preferred Stock.

         (4) If, for any taxable year, the Corporation elects to designate as a "capital gain dividend" (as defined in Section 857 of the Internal Revenue Code of 1986, as amended (the "Code")) any portion (the "Capital Gains Amount") of the dividends (as determined for federal income tax purposes) paid or made available for the year to holders of all classes of the Corporation's stock (the "Total Dividends"), then that portion of the Capital Gains Amount that shall be allocable to the holders of Class C Preferred Stock shall be in proportion to the amount that the total dividends (as determined for federal income tax purposes) paid or made available to the holders of the Class C Preferred Stock for the year bears to the Total Dividends. The Corporation will make a similar allocation with respect to any undistributed long-term capital gains of the Corporation which are to be included in its stockholders' long-term capital gains, based on the allocation of the Capital Gains Amount which would have resulted if such undistributed long-term capital gains had been distributed as "capital gains dividends" by the Corporation to its stockholders.

         (5) No full dividends will be declared or paid or set apart for payment on any class or series of Preferred Stock ranking, as to dividends, on a parity with or junior to the Class C Preferred Stock for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment on the Class C Preferred Stock for all past Dividend Periods and the then current Dividend Period. When dividends are not paid in full (or a sum sufficient for such full payment

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is not so set apart) upon the Class C Preferred Stock and the shares of any other class or series of Preferred Stock ranking on a parity as to dividends with the Class C Preferred Stock, all dividends declared upon the Class C Preferred Stock and any other class or series of Preferred Stock ranking on a parity as to dividends with the Class C Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Class C Preferred Stock and such other class or series of Preferred Stock shall in all cases bear to each other the same ratio that accrued and unpaid dividends per share on the Class C Preferred Stock and such other class or series of Preferred Stock (which, in the case of any such other class or series of Preferred Stock, shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such other class or series of Preferred Stock does not have a cumulative dividend) bear to each other.

         (6) Except as provided in the immediately preceding paragraph, unless full cumulative dividends on the Class C Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment for all past Dividend Periods and the then current Dividend Period, no dividends (other than in shares of Common Stock or other shares of stock of the Corporation ranking junior to the Class C Preferred Stock as to dividends and as to the distribution of assets upon liquidation, dissolution and winding up of the Corporation) shall be declared or paid or set aside for payment nor shall any other distribution be declared or made on the Common Stock or any other class or series of stock of the Corporation ranking junior to or on a parity with the Class C Preferred Stock as to dividends or as to the distribution of assets upon liquidation, dissolution or winding up of the Corporation nor shall any shares of Common Stock or shares of any other class or series of stock of the Corporation ranking junior to or on a parity with the Class C Preferred Stock as to dividends or as to the distribution of assets upon liquidation, dissolution or winding up of the Corporation be redeemed, purchased or otherwise acquired for any consideration (or any amounts be paid to or made available for a sinking fund for the redemption of any such shares of any such stock) by the Corporation (except by conversion into or exchange for other stock of the Corporation ranking junior to the Class C Preferred Stock as to dividends and as to the distribution of assets upon liquidation, dissolution and winding up of the Corporation and except for purchases of stock of the Corporation pursuant to Paragraph I hereof for the purpose of preserving the Corporation's qualification as a REIT (as defined below) for federal and/or state income tax purposes, or pursuant to comparable Charter provisions with respect to other classes or series of the Corporation's stock).

         E. RESERVED.

         F. LIQUIDATION PREFERENCE. Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of the outstanding shares of Class C Preferred Stock shall be entitled to receive and to be paid out of the assets of the Corporation legally available for distribution to its shareholders a liquidation preference of $25 per share (the "Liquidation Preference"), plus an amount equal to any accrued and unpaid dividends to the date of payment, before any distribution of assets or payment is made to holders of Common Stock or any other class or series of

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stock of the Corporation that ranks junior to the Class C Preferred Stock with respect to the distribution of assets upon liquidation, dissolution or winding up of the Corporation, but subject to the preferential rights of the holders of shares of any class or series of stock of the Corporation ranking senior to the Class C Preferred Stock with respect to such distribution of assets upon liquidation, dissolution or winding up. If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the assets of the Corporation legally available therefor are insufficient to pay the full amount of liquidating distributions payable on all outstanding shares of Class C Preferred Stock and the full amount of the liquidating distributions payable on all outstanding shares of any other classes or series of stock of the Corporation ranking on a parity with the Class C Preferred Stock with respect to the distribution of assets upon liquidation, dissolution or winding up of the Corporation, then the holders of the Class C Preferred Stock and all such other classes or series of stock will share ratably in any such distribution of assets in proportion to the full liquidating distributions (including, if applicable, accrued and unpaid dividends) to which they would otherwise respectively be entitled.

         If liquidating distributions shall have been made in full to all holders of Class C Preferred Stock, the remaining assets of the Corporation shall be distributed among the holders of any other classes or series of stock of the Corporation ranking junior to the Class C Preferred Stock as to the distribution of assets upon liquidation, dissolution or winding up, according to their respective rights and preferences and, in each case, according to their respective number of shares.

         For purposes of these terms of the Class C Preferred Stock, neither the consolidation or merger of the Corporation with or into any other company, trust or other entity, nor the sale, lease, transfer or conveyance of all or substantially all of the property or business of the Corporation, shall be deemed to constitute a liquidation, dissolution or winding up of the Corporation.

         After payment to the holders of the Class C Preferred Stock of the full liquidating distributions to which they are entitled, the holders of the Class C Preferred Stock, as such, shall have no right or claim to any of the remaining assets of the Corporation.

         In determining whether a distribution (other than upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation) by dividend, redemption or other acquisition of shares of stock of the Corporation or otherwise is permitted under the MGCL, no effect shall be given to amounts that would be needed if the Corporation would be dissolved at the time of the distribution, to satisfy the preferential rights upon distribution of holders of Class C Preferred Stock.

         G.  REDEMPTION.

         (1) The Class C Preferred Stock is not redeemable prior to July 30, 2004; provided that the foregoing shall not prevent or limit the ability of the Corporation to purchase Class C Preferred Stock pursuant to these terms of the Class C Preferred Stock in order to preserve the qualification of the Corporation as a REIT for federal and/or state income tax purposes or otherwise affect the application of such terms to the Class C Preferred Stock. On and after July 30, 2004, the Corporation, at its option, upon not less than 30 nor more than 60 days' written notice, may redeem shares of the Class C Preferred Stock, in whole or in part, at any time

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or from time to time, for cash at a redemption price of $25 per share, plus accrued and unpaid dividends thereon to the date fixed for redemption. The redemption price (other than the portion thereof consisting of accrued and unpaid dividends) is payable solely out of the sale proceeds of other stock of the Corporation. For purposes of the preceding sentence, "stock" means any common stock, Preferred Stock (other than Class C Preferred Stock), interests, participations or other ownership interests (however designated), depositary shares representing any of the foregoing, and any rights (other than debt securities convertible into or exchangeable for equity securities) or options to purchase any of the foregoing. Holders of Class C Preferred Stock to be redeemed shall surrender certificates representing such Class C Preferred Stock at the place designated in such notice and shall thereafter be entitled to receive the redemption price and any accrued and unpaid dividends payable upon such redemption. If notice of redemption of any shares of Class C Preferred Stock has been given and if the funds necessary for such redemption have been irrevocably set aside by the Corporation, separate and apart from its other funds, in trust for the benefit of the holders of the shares of Class C Preferred Stock so called for redemption, then from and after the redemption date (unless default shall be made by the Corporation in providing for the payment of the redemption price plus accrued and unpaid dividends, if any), dividends will cease to accrue on such shares of Class C Preferred Stock, such shares of Class C Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price plus accrued and unpaid dividends, if any. In the event that any redemption date shall not be a Business Day, then payment of the redemption price plus, if applicable, accrued and unpaid dividends, if any, need not be made on such redemption date but may be made on the next succeeding Business Day with the same force and effect as if made on such redemption date and no interest, additional dividends or other sums shall accrue on the amount so payable for the period from and after such redemption date to such next succeeding Business Day. If less than all of the outstanding shares of Class C Preferred Stock are to be redeemed, the shares of Class C Preferred Stock to be redeemed shall be selected pro rata (as nearly as may be practicable without creating fractional shares) or by any other equitable method determined by the Corporation but that will not result in the automatic transfer of any shares of Class C Preferred Stock to a Trust (as hereinafter defined) pursuant Paragraph I of these terms of the Class C Preferred Stock.

         Anything herein to the contrary notwithstanding, and except as otherwise required by law, the persons who were the holders of record of shares of Class C Preferred Stock at the close of business on a Dividend Record Date will be entitled to receive the dividend payable on the corresponding Dividend Payment Date notwithstanding the redemption of those shares after such Dividend Record Date and on or prior to such Dividend Payment Date or the default by the Corporation in the payment of the dividend due on that Dividend Payment Date, in which case the amount payable upon redemption of such shares of Class C Preferred Stock will not include such dividend, and the full amount of the dividend payable for the applicable Dividend Period shall instead be paid on such Dividend Payment Date to the holders of record at the close of business on such Dividend Record Date as aforesaid. Except as provided in this paragraph and except to the extent that accrued and unpaid dividends are payable upon redemption pursuant to the preceding paragraph, the Corporation will make no payment or allowance for unpaid dividends, whether or not in arrears, on shares of Class C Preferred Stock called for redemption.

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         (2) Unless full cumulative dividends on all outstanding shares of Class
C Preferred Stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past Dividend Periods and the then current Dividend Period, no shares of Class C Preferred Stock shall be redeemed unless all outstanding shares of Class C Preferred Stock are simultaneously redeemed and the Corporation shall not purchase or otherwise acquire directly or indirectly any shares of Class C Preferred Stock (except by exchange for stock of the Corporation ranking junior to the Class C Preferred Stock with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution and winding up of the Corporation); PROVIDED, HOWEVER, that the foregoing shall not prevent the purchase by the Corporation of shares of Class C Preferred Stock pursuant to Paragraph I of these terms of the Class C Preferred Stock in order to preserve the qualification of the Corporation as a REIT for federal and/or state income tax purposes, or the purchase or acquisition of shares of Class C Preferred
Stock pursuant to a purchase or exchange offer made on the same terms to the holders of all outstanding shares of Class C Preferred Stock. In addition, unless full cumulative dividends on all outstanding shares of Class C Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past Dividend Periods and the then current Dividend Period, the Corporation shall not purchase or otherwise acquire, directly or indirectly, any shares of Class C Preferred Stock (except by conversion into or exchange for stock of the Corporation ranking junior to the Class C Preferred Stock with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution and winding up of the Corporation); PROVIDED, that the foregoing shall not prevent the purchase by the Corporation of shares of Class C Preferred Stock pursuant to Paragraph I of these terms of the Class C Preferred Stock in order to preserve the qualification of the Corporation as a REIT for federal and/or state income tax purposes, or the purchase or acquisition by the Corporation of shares of Class C Preferred Stock pursuant to a purchase or exchange offer made on the same terms to the holders of all outstanding shares of Class C Preferred Stock. So long as no dividends are in arrears, the Corporation shall be entitled at any time and from time to time to repurchase shares of Class C Preferred Stock in open-market transactions duly authorized by the Board of Directors and effected in compliance with applicable laws.

         (3) Notice of redemption will be given by publication in The Wall Street Journal or, if such newspaper is not then being published, another newspaper of general circulation in The City of New York, such publication to be made once a week for two successive weeks commencing not less than 30 nor more than 60 days prior to the redemption date. A similar notice furnished by the Corporation will be mailed, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, addressed to the holders of record of the Class C Preferred Stock to be redeemed at their addresses as they appear on the stock transfer records of the transfer agent. No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Class C Preferred Stock except as to the holder to whom notice was defective or not given. Each notice shall state: (i) the redemption date; (ii) the redemption price and whether or not accrued and unpaid dividends will be payable to holders surrendering shares of Class C Preferred Stock or to the persons who were holders of record at the close of business on the relevant Dividend Record Date; (iii) the number of shares of Class C Preferred Stock to be redeemed; (iv) the place or places (which shall include a place

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in the Borough of Manhattan, The City of New York) where the Class C Preferred
Stock is to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date. If less than all of the shares of Class C Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of Class C Preferred Stock held by such holder to be redeemed.

         Upon surrender, in accordance with such notice, of the certificates representing any shares of Class C Preferred Stock to be so redeemed (properly endorsed or assigned for transfer, if the Corporation shall so require and the notice shall so state), such shares of Class C Preferred Stock shall be redeemed by the Corporation at the redemption price plus, except as provided in the second paragraph of Subparagraph G(1) above, accrued and unpaid dividends, if any. In case fewer than all the shares of Class C Preferred Stock represented by any such certificate are redeemed, a new certificate or certificates shall be issued representing the unredeemed shares of Class C Preferred Stock without cost to the holder thereof.

         H.       VOTING RIGHTS.

         (1) Holders of the Class C Preferred Stock will not have any voting rights, except as set forth below.

         (2) Whenever dividends on any shares of Class C Preferred Stock shall be in arrears for 18 or more Dividend Periods, whether or not such Dividend Periods are consecutive, the number of directors then constituting the Board of Directors shall be automatically increased by two (if not already increased by two by reason of the election of directors by the holders of any other class or series of Preferred Stock upon which like voting rights have been conferred and are exercisable and with which the Class C Preferred Stock is entitled to vote as a class with respect to the election of such two directors) and the holders of shares of Class C Preferred Stock (voting separately as a class with all other classes or series of Preferred Stock upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Class C Preferred Stock in the election of such two directors) will be entitled to vote for the election of such two directors to the Board of Directors at a special meeting called by an officer of the Corporation at the request of the holders of record of at least 10% of the outstanding shares of Class C Preferred Stock or by the holders of any other class or series of Preferred Stock upon which like voting rights have been conferred and are exercisable and which is entitled to vote as a class with the Class C Preferred Stock in the election of such two directors (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of stockholders, in which case the vote for such two directors shall be held at the earlier of the next such annual or special meeting of stockholders), and at each subsequent annual meeting of stockholders until all dividends accumulated on the Class C Preferred Stock for all past Dividend Periods and the then current Dividend Period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment, whereupon the right of the holders of Class C Preferred Stock to elect such two directors shall cease and (unless there are one or more other classes or series of Preferred Stock of the Corporation upon which like voting rights have been conferred and remain exercisable) the terms of office of such persons so elected as directors shall automatically terminate and the authorized number of directors of the Corporation shall

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thereupon be reduced accordingly, but subject always to the same provisions for the reinstatement and divestment of the right to elect such two additional directors in the case of any such future dividend arrearage.

         In the case of any such request for a special meeting (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of stockholders), such meeting shall be held on the earliest practicable date at the place within the United States designated by the holders of Class C Preferred Stock requesting such meeting or, if none, at a place within the United States designated by the Secretary of the Corporation, upon notice similar to that required for an annual meeting of stockholders. If such special meeting is not called by an officer of the Corporation within 30 days after such request, then the holders of record of at least 10% of the outstanding shares of Class C Preferred Stock may designate in writing a holder of Class C Preferred Stock to call such meeting at the expense of the Corporation and such meeting may be called by the holder so designated upon notice similar to that required for annual meetings of stockholders and shall be held at the place within the United States designated by the holder calling such meeting. At all times that the voting rights conferred by this Subparagraph H(2) are exercisable, the holders of Class C Preferred Stock shall have reasonable access to the preferred stock transfer records of the Corporation. The Corporation shall pay all costs and expenses of calling and holding any meeting and of electing directors pursuant to this Subparagraph H(2), including, without limitation, the cost of preparing, reproducing and mailing the notice of such meeting, the cost of renting a room for such meeting to be held, and the cost of collecting and tabulating votes.

         The provisions of this Subparagraph H(2) supersede anything inconsistent contained in the Charter or Bylaws of the Corporation.

         If, at any time when the voting rights conferred upon the Class C Preferred Stock pursuant to this Subparagraph H(2) are exercisable, any vacancy in the office of a director elected pursuant to this Subparagraph H(2) shall occur, then such vacancy may be filled only by the remaining such director or by vote of the holders of record of the outstanding Class C Preferred Stock and any other classes or series of Preferred Stock of the Corporation upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Class C Preferred Stock in the election of directors pursuant to this Subparagraph H(2). Any director elected or appointed pursuant to this Subparagraph H(2) may be removed only by the affirmative vote of holders of the outstanding Class C Preferred Stock and any other classes or series of Preferred Stock of the Corporation upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Class C Preferred Stock in the election of directors pursuant to this Subparagraph H(2), such removal to be effected by the affirmative vote of a majority of the votes entitled to be cast by the holders of the outstanding Class C Preferred Stock and any such other classes or series of Preferred Stock, and may not be removed by the holders of the Common Stock.

         (3) So long as any shares of Class C Preferred Stock remain outstanding, the Corporation shall not, without the consent or the affirmative vote of the holders of at least two-thirds of the shares of the Class C Preferred Stock outstanding at the time, given in person or by

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proxy, either in writing or at a meeting (with the Class C Preferred Stock voting separately as a class), (i) authorize, create or issue, or increase the authorized or issued amount of, any class or series of stock of the Corporation ranking senior to the Class C Preferred Stock with respect to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of the Corporation, or reclassify any authorized stock of the Corporation into any such shares, or create, authorize or issue any obligation or security convertible into, exchangeable or exercisable for, or evidencing the right to purchase, any such shares or (ii) amend, alter or repeal any of the provisions of the Charter, including without limitation, any of these terms of the Class C Preferred Stock, so as to materially and adversely affect any right, preference, privilege or voting power of the Class C Preferred Stock or the holders thereof or (iii) enter into any share exchange that affects shares of Class C Preferred Stock, or consolidate with or merge into any other entity, or permit any other entity to consolidate with or merge into the Corporation, unless in each such case described in this clause (iii) each share of Class C Preferred Stock then outstanding remains outstanding without a material adverse change to its terms and rights or is converted into or exchanged for preferred stock of the surviving or resulting entity having preferences, rights, dividends, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption identical to those of the Class C Preferred Stock; PROVIDED, HOWEVER, that any amendment to the Charter to authorize any increase in the amount of the authorized Preferred Stock or Common Stock or the creation or issuance of any other class or series of Preferred Stock or any increase in the amount of authorized or outstanding shares of Class C Preferred Stock or any other class or series of Preferred Stock, in each case ranking on a parity with or junior to the Class C Preferred Stock with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution and winding up of the Corporation, shall not be deemed to materially and adversely affect any right, preference, privilege or voting power of the Class C Preferred Stock or the holders thereof. For purposes of this paragraph, the filing in accordance with applicable law of articles supplementary or any similar document setting forth or changing the designations, preferences, conversion or other rights, voting powers, restrictions, limitation as to dividends and other distributions, qualifications or other terms of any class or series of stock of the Corporation shall be deemed an amendment to the Charter.

         (4) The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Class C Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been irrevocably deposited in trust to effect such redemption in accordance with the provisions of Subparagraph G(1) hereof.

         (5) Except as expressly stated in these terms of the Class C Preferred Stock, the Class C Preferred Stock will not have any relative, participating, optional or other voting rights or powers, and the consent of the holders thereof shall not be required for the taking of any corporate action.

         (6) On each matter submitted to a vote of the holders of Class C Preferred Stock or on which the holders of Class C Preferred Stock are otherwise entitled to vote, including any action by written consent, each share of Class C Preferred Stock shall be entitled to one vote, except that when shares of any other class or series of Preferred Stock of the Corporation have the right to vote with the Class C Preferred Stock as a single class on any matter, the Class C Preferred Stock and the shares of each such other class or series will have one vote for each $25.00 of liquidation preference (excluding accrued and unpaid dividends).

         (7) The Class A Preferred Stock shall not be entitled to vote as a class with the Class C Preferred Stock on any matter described in this Paragraph H.

         I.  RESTRICTIONS ON OWNERSHIP AND TRANSFER TO PRESERVE TAX BENEFIT.

         (1) DEFINITIONS. For the purposes of Paragraph I of these terms of the Class C Preferred Stock, the following terms shall have the following meanings:

         "Beneficial Ownership" shall mean ownership of Class C Preferred Stock by a Person who is or would be treated as an owner of such Class C Preferred Stock either actually or constructively through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code. The terms "Beneficial Owner," "Beneficially Own," "Beneficially Owns" and "Beneficially Owned" shall have correlative meanings.

         "Charitable Beneficiary" shall mean one or more beneficiaries of a Trust, as determined pursuant to Subparagraph I(3)(f) of these terms of the Class C Preferred Stock, each of which shall be an organization described in Sections 170(b)(1)(A), 170(c)(2) and 501(c)(3) of the Code.

         "Code" shall mean the Internal Revenue Code of 1986, as amended. All section references to the Code shall include any successor provisions thereof as may be adopted from time to time.

         "Constructive Ownership" shall mean ownership of Class C Preferred Stock by a Person who is or would be treated as an owner of such Class C Preferred Stock either actually or constructively through the application of
Section 318 of the Code, as modified by Section 856(d)(5) of the Code. The terms "Constructive Owner," "Constructively Own," "Constructively Owns" and "Constructively Owned" shall have correlative meanings.

         "IRS" means the United States Internal Revenue Service.

         "Market Price" shall mean the last reported sales price reported on the New York Stock Exchange of the Class C Preferred Stock on the trading day immediately preceding the relevant date, or if the Class C Preferred Stock is not then traded on the New York Stock Exchange, the last reported sales price of the Class C Preferred Stock on the trading day immediately preceding the relevant date as reported on any exchange or quotation system over which the Class C Preferred Stock may be traded, or if the Class C Preferred Stock is not then traded over any exchange or quotation system, then the market price of the Class C Preferred Stock on the relevant date as determined in good faith by the Board of Directors.

         "MGCL" shall mean the Maryland General Corporation Law, as amended from time to time, and any successor statute hereafter enacted.

         "Ownership Limit" shall mean 9.8% (by value or by number of shares, whichever is more restrictive) of the outstanding Class C Preferred Stock.

         "Person" shall mean an individual, corporation, partnership, limited liability company, estate, trust (including a trust qualified under Section 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity; but does not include an underwriter acting in a capacity as such in a public offering of shares of Class C Preferred Stock provided that the ownership of such shares of Class C Preferred Stock by such underwriter would not result in the Corporation being "closely held" within the meaning of Section 856(h) of the Code, or otherwise result in the Corporation failing to qualify as a REIT.

         "Purported Beneficial Transferee" shall mean, with respect to any purported Transfer (or other event) which results in a transfer to a Trust, as provided in Subparagraph I(2)(b) of these terms of the Class C Preferred Stock, the Purported Record Transferee, unless the Purported Record Transferee would have acquired or owned shares of Class C Preferred Stock for another Person who is the beneficial transferee or owner of such shares, in which case the Purported Beneficial Transferee shall be such other Person.

         "Purported Record Transferee" shall mean, with respect to any purported Transfer (or other event) which results in a transfer to a Trust, as provided in Subparagraph I(2)(b) of these terms of the Class C Preferred Stock, the record holder of the Class C Preferred Stock if such Transfer had been valid under Subparagraph I(2)(a) of these terms of the Class C Preferred Stock.

         "REIT" shall mean a real estate investment trust under Sections 856 through 860 of the Code, and, for purposes of taxation of the Corporation under applicable state law, comparable provisions of the law of such state.

         "Restriction Termination Date" shall mean the first day after the date hereof on which the Board of Directors determines that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT.

         "Transfer" shall mean any sale, transfer, gift, assignment, devise or other disposition of Class C Preferred Stock, including (i) the granting of any option or entering into any agreement for the sale, transfer or other disposition of Class C Preferred Stock or (ii) the sale, transfer, assignment or other disposition of any securities (or rights convertible into or exchangeable for Class C Preferred Stock), whether voluntary or involuntary, whether such transfer has occurred of record or through a change in beneficial ownership, Beneficial Ownership or Constructive Ownership (including but not limited to transfers of interests in other entities which result in changes in Beneficial or Constructive Ownership of Class C Preferred Stock), and whether such transfer has occurred by operation of law or otherwise.

         "Trust" shall mean each of the trusts provided for in Subparagraph I(3) of these terms of the Class C Preferred Stock.

         "Trustee" shall mean any Person unaffiliated with the Corporation, a Purported Beneficial Transferee or a Purported Record Transferee, that is appointed by the Corporation to serve as trustee of a Trust.

         (2)      RESTRICTION ON OWNERSHIP AND TRANSFERS.

                  (a)      Prior to the Restriction Termination Date:

                           (i) except as provided in Subparagraph I(9) of these
terms of the Class C Preferred Stock, no Person shall Beneficially Own Class C Preferred Stock in excess of the Ownership Limit;

                           (ii) except as provided in Subparagraph I(9) of these
terms of the Class C Preferred Stock, no Person shall Constructively Own Class C Preferred Stock in excess of the Ownership Limit;

                           (iii) no Person shall Beneficially or Constructively
Own Class C Preferred Stock which, taking into account any other stock of the Corporation Beneficially or Constructively Owned by such Person, would result in the Corporation being "closely held" within the meaning of Section 856(h) of the Code, or otherwise failing to qualify as a REIT (including but not limited to Beneficial or Constructive Ownership that would result in the Corporation owning (actually or Constructively) an interest in a tenant that is described in
Section 856(d)(2)(B) of the Code if the income derived by the Corporation (either directly or indirectly through one or more partnerships) from such tenant would cause the Corporation to fail to satisfy any of the gross income requirements of Section 856(c) of the Code or comparable provisions of any applicable state law).

                  (b) If prior to the Restriction Termination Date, any Transfer (whether or not such Transfer is the result of a transaction entered into through the facilities of the New York Stock Exchange ("NYSE")) or other event occurs that, if effective, would result in any Person Beneficially or Constructively Owning Class C Preferred Stock in violation of Subparagraph I(2)(a) of these terms of the Class C Preferred Stock, (1) then that number of shares of Class C Preferred Stock that otherwise would cause such Person to violate Subparagraph I(2)(a) of these terms of the Class C Preferred Stock (rounded up to the nearest whole share) shall be automatically transferred to a Trust for the benefit of a Charitable Beneficiary, as described in Subparagraph I(3), effective as of the close of business on the business day prior to the date of such Transfer or other event, and such Purported Beneficial Transferee shall thereafter have no rights in such shares or (2) if, for any reason, the transfer to the Trust described in clause (1) of this sentence is not automatically effective as provided therein to prevent any Person from Beneficially or Constructively Owning Class C Preferred Stock in violation of Subparagraph I(2)(a) of these terms of the Class C Preferred Stock, then the Transfer of that number of shares of Class C Preferred Stock that otherwise would cause any Person to violate Subparagraph I(2)(a) shall be void AB INITIO, and the Purported Beneficial Transferee shall have no rights in such shares.

                  (c) Notwithstanding any other provisions contained herein, prior to the Restriction Termination Date, any Transfer of Class C Preferred Stock (whether or not such Transfer is the result of a transaction entered into through the facilities of the NYSE) that, if effective, would result in the stock of the Corporation being beneficially owned by less than 100 Persons (determined without reference to any rules of attribution) shall be void AB INITIO, and the intended transferee shall acquire no rights in such Class C Preferred Stock.

         (3)      TRANSFERS OF CLASS C PREFERRED STOCK IN TRUST.

         (a) Upon any purported Transfer or other event described in Subparagraph I(2)(b) of these terms of the Class C Preferred Stock, such Class C Preferred Stock shall be deemed to have been automatically transferred to the Trustee in his capacity as trustee of a Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Trustee shall be deemed to be effective as of the close of business on the business day prior to the purported Transfer or other event that results in a transfer to the Trust pursuant to Subparagraph I(2)(b). The Trustee shall be appointed by the Corporation and shall be a Person unaffiliated with the Corporation, any Purported Beneficial Transferee, or any Purported Record Transferee. Each Charitable Beneficiary shall be designated by the Corporation as provided in Subparagraph I(3)(f) of these terms of the Class C Preferred Stock.

         (b) Class C Preferred Stock held by the Trustee shall be issued and outstanding Class C Preferred Stock of the Corporation. The Purported Beneficial Transferee or Purported Record Transferee shall have no rights in the shares of Class C Preferred Stock held by the Trustee. The Purported Beneficial Transferee or Purported Record Transferee shall not benefit economically from ownership of any shares held in trust by the Trustee, shall have no rights to dividends and shall not possess any rights to vote or other rights attributable to the shares of Class C Preferred Stock held in the Trust.

         (c) The Trustee shall have all voting rights and rights to dividends with respect to Class C Preferred Stock held in the Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or distribution paid prior to the discovery by the Corporation that shares of Class C Preferred Stock have been transferred to the Trustee shall be paid to the Trustee upon demand, and any dividend or distribution declared but unpaid shall be paid when due to the Trustee with respect to such Class C Preferred Stock. Any dividends or distributions so paid over to the Trustee shall be held in trust for the Charitable Beneficiary.

         The Purported Record Transferee and Purported Beneficial Transferee shall have no voting rights with respect to the Class C Preferred Stock held in the Trust and, subject to Maryland law, effective as of the date the Class C Preferred Stock has been transferred to the Trustee, the Trustee shall have the authority (at the Trustee's sole discretion) (i) to rescind as void any vote cast by a Purported Record Transferee with respect to such Class C Preferred Stock prior to the discovery by the Corporation that the Class C Preferred Stock has been transferred to the Trustee and (ii) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Corporation has already taken irreversible corporate action, then the Trustee shall not have the authority to rescind and recast such vote. Notwithstanding any other provision of these terms of the Class C Preferred Stock to the contrary, until the Corporation has received notification that the Class C Preferred Stock has been transferred into a Trust, the Corporation shall be entitled to rely on its share transfer and other stockholder records for purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of stockholders.

         (d) Within 20 days of receiving notice from the Corporation that shares of Class C Preferred Stock have been transferred to the Trust, the Trustee of the Trust shall sell the shares of Class C Preferred Stock held in the Trust to a Person, designated by the Trustee, whose ownership of the shares of Class C Preferred Stock will not violate the ownership limitations set forth in Subparagraph I(2)(a). Upon such sale, the interest of the Charitable Beneficiary in the shares of Class C Preferred Stock sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Purported Record Transferee and to the Charitable Beneficiary as provided in this Subparagraph I(3)(d). The Purported Record Transferee shall receive the lesser of (1) the price paid by the Purported Record Transferee or Purported Beneficial Transferee, as the case may be, for the shares of Class C Preferred Stock in the transaction that resulted in such transfer to the Trust (or, if the event which resulted in the transfer to the Trust did not involve a purchase of such shares of Class C Preferred Stock for fair value, the Market Price of such shares of Class C Preferred Stock on the day of the event which resulted in the transfer of such shares of Class C Preferred Stock to the Trust) and (2) the price per share received by the Trustee (net of any commissions and other expenses of sale) from the sale or other disposition of the shares of Class C Preferred Stock held in the Trust. Any net sales proceeds in excess of the amount payable to the Purported Record Transferee shall be immediately paid to the Charitable Beneficiary together with any dividends or other distributions thereon. If, prior to the discovery by the Corporation that shares of such Class C Preferred Stock have been transferred to the Trustee, such shares of Class C Preferred Stock are sold by a Purported Record Transferee then (i) such shares of Class C Preferred Stock shall be deemed to have been sold on behalf of the Trust and
(ii) to the extent that the Purported Record Transferee or Purported Beneficial Transferee, as the case may be, received an amount for such shares of Class C Preferred Stock that exceeds the amount that such Purported Record Transferee or Purported Beneficial Transferee, as the case may be, was entitled to receive pursuant to this Subparagraph I(3)(d), such excess shall be paid to the Trustee upon demand.

         (e) Class C Preferred Stock transferred to the Trustee shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) the price paid by the Purported Record Transferee or Purported Beneficial Transferee, as the case may be, for the shares of Class C Preferred Stock in the transaction that resulted in such transfer to the Trust (or, if the event which resulted in the transfer to the Trust did not involve a purchase of such shares of Class C Preferred Stock for fair value, the Market Price of such shares of Class C Preferred Stock on the day of the event which resulted in the transfer of such shares of Class C Preferred Stock to the Trust) and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation shall have the right to accept such offer until the Trustee has sold the shares of Class C Preferred Stock held in the Trust pursuant to Subparagraph I(3)(d). Upon such a sale to the Corporation, the interest of the Charitable

Beneficiary in the shares of Class C Preferred Stock sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Purported Record Transferee and any dividends or other distributions held by the Trustee with respect to such Class C Preferred Stock shall thereupon be paid to the Charitable Beneficiary.

         (f) By written notice to the Trustee, the Corporation shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Trust such that the Class C Preferred Stock held in the Trust would not violate the restrictions set forth in Subparagraph I(2)(a) in the hands of such Charitable Beneficiary.

         (4) REMEDIES FOR BREACH. If the Board of Directors or, if permitted by the MGCL, a committee thereof or other designees shall at any time determine in good faith that a Transfer or other event has taken place in violation of Subparagraph I(2) of these terms of the Class C Preferred Stock or that a Person intends to acquire, has attempted to acquire or may acquire beneficial ownership (determined without reference to any rules of attribution), Beneficial Ownership or Constructive Ownership of any shares of Class C Preferred Stock of the Corporation in violation of Subparagraph I(2) of these terms of the Class C Preferred Stock, the Board of Directors or, if permitted by the MGCL, a committee thereof or other designees, shall take such action as it deems advisable to refuse to give effect or to prevent such Transfer, including, but not limited to, causing the Corporation to redeem shares of Class C Preferred Stock, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer; PROVIDED, HOWEVER, that any Transfers (or, in the case of events other than a Transfer, ownership or Constructive Ownership or Beneficial Ownership) in violation of Subparagraph I(2)(a) of these terms of the Class C Preferred Stock, shall automatically result in the transfer to a Trust as described in Subparagraph I(2)(b) and any Transfer in violation of Subparagraph I(2)(c) shall automatically be void AB INITIO irrespective of any action (or non-action) by the Board of Directors.

         (5) NOTICE OF RESTRICTED TRANSFER. Any Person who acquires or attempts or intends to acquire shares of Class C Preferred Stock in violation of Subparagraph I(2) of these terms of the Class C Preferred Stock, or any Person who is a Purported Beneficial Transferee such that an automatic transfer to a Trust results under Subparagraph I(2)(b) of these terms of the Class C Preferred Stock, shall immediately give notice to the Corporation of such event and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer or attempted Transfer on the Corporation's status as a REIT.

         (6) OWNERS REQUIRED TO PROVIDE INFORMATION. Prior to the Restriction Termination Date each Person who is a beneficial owner or Beneficial Owner or Constructive Owner of Class C Preferred Stock and each Person (including the shareholder of record) who is holding Class C Preferred Stock for a beneficial owner or Beneficial Owner or Constructive Owner shall provide to the Corporation such information that the Corporation may request, in good faith, in order to determine the Corporation's status as a REIT.

         (7) REMEDIES NOT LIMITED. Nothing contained in these terms of the Class C Preferred Stock (but subject to Subparagraph I(13) of these terms of the Class C Preferred Stock) shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its shareholders by preservation of the Corporation's status as a REIT.

         (8) AMBIGUITY. In the case of an ambiguity in the application of any of the provisions of this Paragraph I of these terms of the Class C Preferred Stock, including any definition contained in Subparagraph I(1), the Board of Directors shall have the power to determine the application of the provisions of this Paragraph I with respect to any situation based on the facts known to it (subject, however, to the provisions of Subparagraph I(13) of these terms of the Class C Preferred Stock). In the event this Paragraph I requires an action by the Board of Directors and these terms of the Class C Preferred Stock fail to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of this Paragraph I. Absent a decision to the contrary by the Board of Directors (which the Board may make in its sole and absolute discretion), if a Person would have (but for the remedies set forth in Subparagraph I(2)) acquired Beneficial or Constructive Ownership of Class C Preferred Stock in violation of Subparagraph I(2)(a), such remedies (as applicable) shall apply first to the shares of Class C Preferred Stock which, but for such remedies, would have been actually owned by such Person, and second to shares of Class C Preferred Stock which, but for such remedies, would have been Beneficially Owned or Constructively Owned (but not actually owned) by such Person, pro rata among the Persons who actually own such shares of Class C Preferred Stock based upon the relative number of the shares of Class C Preferred Stock held by each such Person.

         (9)      EXCEPTIONS.

         (a) Subject to Subparagraph I(2)(a)(iii), the Board of Directors, in its sole discretion, may exempt a Person from the limitation on a Person Beneficially Owning shares of Class C Preferred Stock in violation of Subparagraph I(2)(a)(i) if the Board of Directors obtains such representations and undertakings from such Person as, in the sole discretion of the Board of Directors, are reasonably necessary to ascertain that no individual's Beneficial Ownership of such shares of Class C Preferred Stock will violate Subparagraph I(2)(a)(i) or that any such violation will not jeopardize the Corporation's status as a REIT under the Code and the Board of Directors otherwise decides the action would be in the Corporation's best interests.

         (b) Subject to Subparagraph I(2)(a)(iii), the Board of Directors, in its sole discretion, may exempt a Person from the limitation on a Person Constructively Owning Class C Preferred Stock in violation of Subparagraph I(2)(a)(ii), if the Board of Directors obtains such representations and undertakings from such Person as, in the sole discretion of the Board of Directors, are reasonably necessary to ascertain that such Person does not and will not actually own or Constructively Own an interest in a tenant of the Corporation (or a tenant of any entity owned in whole or in part by the Corporation) that would cause the Corporation to actually own or Constructively Own more than a 9.8% interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant. Notwithstanding the foregoing, the inability of a Person to make the certification described in this Subparagraph I(9)(b) shall not prevent the Board of Directors, in its sole discretion, from exempting such Person from the limitation on a Person Constructively

Owning Class C Preferred Stock in violation of Subparagraph I(2)(a)(ii) if the Board of Directors determines that the resulting application of Section 856(d)(2)(B) of the Code will not jeopardize the Corporation's status as a REIT and the Board of Directors otherwise decides the action would be in the Corporation's best interests.

         (c) Prior to granting any exception pursuant to Subparagraph I(9)(a) or
(b) of these terms of the Class C Preferred Stock, the Board of Directors may require a ruling from the Internal Revenue Service, or an opinion of counsel, in either case in form and substance satisfactory to the Board of Directors in its sole discretion, as it may deem necessary or advisable in order to determine or ensure the Corporation's status as a REIT.

         (10) LEGENDS. Each certificate for Class C Preferred Stock shall bear substantially the following legends:

                                CLASSES OF STOCK

                           "THE CORPORATION IS AUTHORIZED TO ISSUE TWO CLASSES
                  OF STOCK WHICH ARE DESIGNATED AS COMMON STOCK AND PREFERRED STOCK. THE PREFERRED STOCK MAY BE ISSUED IN ONE OR MORE SERIES OR CLASSES. THE BOARD OF DIRECTORS IS AUTHORIZED TO DETERMINE THE PREFERENCES, LIMITATIONS AND RELATIVE RIGHTS OF EACH SERIES OR CLASS OF PREFERRED STOCK BEFORE THE ISSUANCE OF ANY SUCH SERIES OR CLASS OF PREFERRED STOCK. THE CORPORATION WILL FURNISH, WITHOUT CHARGE, TO ANY SHAREHOLDER MAKING A REQUEST THEREFOR, A COPY OF THE CORPORATION'S CHARTER AND A FULL STATEMENT OF THE INFORMATION REQUIRED BY SECTION 2-211(B) OF THE CORPORATIONS AND ASSOCIATIONS ARTICLE OF THE ANNOTATED CODE OF MARYLAND WITH RESPECT TO THE DESIGNATIONS AND ANY PREFERENCES, CONVERSION AND OTHER RIGHTS, VOTING POWERS, RESTRICTIONS, LIMITATIONS AS TO DIVIDENDS AND OTHER DISTRIBUTIONS, QUALIFICATIONS AND TERMS AND CONDITIONS OF REDEMPTION OF THE STOCK OF EACH CLASS WHICH THE CORPORATION HAS THE AUTHORITY TO ISSUE AND, SINCE THE CORPORATION IS AUTHORIZED TO ISSUE PREFERRED STOCK IN SERIES OR CLASSES, (i) THE DIFFERENCES IN THE RELATIVE RIGHTS AND PREFERENCES BETWEEN THE SHARES OF EACH SERIES OR CLASS TO THE EXTENT SET, AND (ii) THE AUTHORITY OF THE BOARD OF DIRECTORS TO SET SUCH RIGHTS AND PREFERENCES OF SUBSEQUENT SERIES OR CLASSES. REQUEST FOR SUCH WRITTEN STATEMENT MUST BE DIRECTED TO THE SECRETARY OF THE CORPORATION AT ITS PRINCIPAL OFFICE.

                  THE FOREGOING SUMMARY DOES NOT PURPORT TO BE COMPLETE AND IS SUBJECT TO AND QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE CHARTER OF THE CORPORATION."

                      RESTRICTION ON OWNERSHIP AND TRANSFER

                           "THE SHARES OF CLASS C PREFERRED STOCK REPRESENTED BY
                  THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON BENEFICIAL AND CONSTRUCTIVE OWNERSHIP AND TRANSFER FOR THE PURPOSE, AMONG OTHERS, OF THE CORPORATION'S MAINTENANCE OF ITS STATUS AS A REAL ESTATE INVESTMENT TRUST UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"). SUBJECT TO CERTAIN FURTHER RESTRICTIONS AND EXCEPT AS EXPRESSLY PROVIDED IN THE CHARTER,
                  (i) NO PERSON MAY BENEFICIALLY OWN SHARES OF THE CORPORATION'S CLASS C PREFERRED STOCK IN EXCESS OF 9.8% (BY VALUE OR BY NUMBER OF SHARES, WHICHEVER IS MORE RESTRICTIVE) OF THE OUTSTANDING CLASS C PREFERRED STOCK OF THE CORPORATION; (ii) NO PERSON MAY CONSTRUCTIVELY OWN SHARES OF THE CORPORATION'S CLASS C PREFERRED STOCK IN EXCESS OF 9.8% (BY VALUE OR BY NUMBER OF SHARES, WHICHEVER IS MORE RESTRICTIVE) OF THE OUTSTANDING CLASS C PREFERRED STOCK OF THE CORPORATION; (iii) NO PERSON MAY BENEFICIALLY OR CONSTRUCTIVELY OWN CLASS C PREFERRED STOCK THAT, TAKING INTO ACCOUNT ANY OTHER STOCK OF THE CORPORATION BENEFICIALLY OR CONSTRUCTIVELY OWNED BY SUCH PERSON, WOULD RESULT IN THE CORPORATION BEING "CLOSELY HELD" UNDER SECTION 856(h) OF THE CODE OR OTHERWISE CAUSE THE CORPORATION TO FAIL TO QUALIFY AS A REIT; AND (iv) NO PERSON MAY TRANSFER CLASS C PREFERRED STOCK IF SUCH TRANSFER WOULD RESULT IN THE STOCK OF THE CORPORATION BEING BENEFICIALLY OWNED BY FEWER THAN 100 PERSONS. ANY PERSON WHO BENEFICIALLY OR CONSTRUCTIVELY OWNS OR ATTEMPTS TO BENEFICIALLY OR CONSTRUCTIVELY OWN CLASS C PREFERRED STOCK WHICH CAUSES OR WILL CAUSE A PERSON TO BENEFICIALLY OR CONSTRUCTIVELY OWN CLASS C PREFERRED STOCK IN VIOLATION OF THE ABOVE LIMITATIONS MUST IMMEDIATELY NOTIFY THE CORPORATION. IF ANY OF THE RESTRICTIONS ON TRANSFER OR OWNERSHIP REFERRED TO IN CLAUSE
                  (i), (ii) OR (iii) ABOVE ARE VIOLATED, THE CLASS C PREFERRED STOCK

                  REPRESENTED HEREBY WILL BE AUTOMATICALLY TRANSFERRED TO
                  THE TRUSTEE OF A TRUST FOR THE BENEFIT OF ONE OR MORE CHARITABLE BENEFICIARIES. IN ADDITION, THE CORPORATION MAY REDEEM SHARES UPON THE TERMS AND CONDITIONS SPECIFIED BY THE BOARD OF DIRECTORS IN ITS SOLE DISCRETION IF THE BOARD OF DIRECTORS DETERMINES THAT OWNERSHIP OR A TRANSFER OR OTHER EVENT MAY VIOLATE THE RESTRICTIONS DESCRIBED ABOVE. FURTHERMORE, UPON THE OCCURRENCE OF CERTAIN EVENTS, ATTEMPTED TRANSFERS IN VIOLATION OF THE RESTRICTIONS DESCRIBED ABOVE MAY BE VOID AB INITIO. ALL TERMS IN THIS LEGEND WHICH ARE DEFINED IN THE TERMS OF THE CLASS C PREFERRED STOCK SHALL HAVE THE MEANINGS ASCRIBED TO THEM IN SUCH TERMS, AS THE SAME MAY BE AMENDED FROM TIME TO TIME, A COPY OF WHICH, INCLUDING THE RESTRICTIONS ON TRANSFER AND OWNERSHIP, AND ANY OTHER INFORMATION REQUIRED BY SECTION 2-211(d) OF THE CORPORATIONS AND ASSOCIATIONS ARTICLE OF THE ANNOTATED CODE OF MARYLAND WILL BE FURNISHED TO EACH HOLDER OF CLASS C PREFERRED STOCK
                  ON REQUEST AND WITHOUT CHARGE. REQUESTS FOR SUCH A COPY MUST BE DIRECTED TO THE SECRETARY OF THE CORPORATION AT ITS PRINCIPAL OFFICE."

         Instead of the foregoing legend, the certificate may state that the Class C Preferred Stock is subject to certain restrictions on ownership and transfer and that the Corporation will furnish a full statement about the restrictions on transferability and ownership of the Class C Preferred Stock to any stockholder of the Corporation on request and without charge. Such request must be made to the Secretary of the Corporation at the Corporation's principal office.

         (12) SEVERABILITY. Without limitation to Subparagraph I(5), if any provision of this Paragraph I or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.

         (13) NYSE. Nothing in this Paragraph I shall preclude the settlement of any transaction entered into through the facilities of the NYSE. The shares of Class C Preferred Stock that are the subject of such transaction shall continue to be subject to the provisions of this Paragraph I after such settlement

         (14) APPLICABILITY OF PARAGRAPH I. The provisions set forth in this Paragraph I shall apply to the Class C Preferred Stock notwithstanding any contrary provisions of the Class C Preferred Stock provided for elsewhere in these terms of the Class C Preferred Stock.

         J.       MISCELLANEOUS.

         (1) CONVERSION. The Class C Preferred Stock is not convertible into or exchangeable for any other property or securities of the Corporation.

         (2) PREEMPTIVE RIGHTS. No holder of shares of Class C Preferred Stock, as such, shall have any preemptive or preferential right to subscribe for or to purchase any additional shares of any class or series of stock of the Corporation or any securities convertible into or exercisable or exchangeable for shares of any class or series of stock of the Corporation.

         (3) OFFICE OR AGENCY IN NEW YORK CITY. The Corporation will at all times maintain an office or agency in the Borough of Manhattan, The City of New York, where shares of Class C Preferred Stock may be surrendered for payment (including upon redemption), registration of transfer or exchange.

         (4) STATUS OF REDEEMED AND REACQUIRED CLASS C PREFERRED STOCK. In the event any shares of Class C Preferred Stock shall be redeemed or otherwise reacquired by the Corporation, the shares so redeemed or reacquired shall become authorized but unissued shares of Class C Preferred Stock, available for future issuance and reclassification by the Corporation.

         (5) SEVERABILITY. If any preference, right, voting power, restriction, limitation as to dividends or other distributions, qualification, term or condition of redemption or other term of the Class C Preferred Stock is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, then, to the extent permitted by law, all other preferences, rights, voting powers, restrictions, limitations as to dividends, qualifications, terms or conditions of redemption and other terms of the Class C Preferred Stock which can be given effect without the invalid, unlawful or unenforceable preference, right, voting power, restriction, limitation as to dividends or other distributions, qualification, term or condition of redemption or other term of the Class C Preferred Stock shall remain in full force and effect and shall not be deemed dependent upon any other such preference, right, voting power, restriction, limitation as to dividends or other distributions, qualification, term or condition of redemption or other term of the Class C Preferred Stock unless so expressed herein; provided that Paragraph I shall be governed by Subparagraph I(12) and not this Subparagraph J(5).

         (6) TERMS OF THE CLASS C PREFERRED STOCK. All references to the "terms" of the Class C Preferred Stock (and all similar references) shall include all of the preferences, conversion and other rights, voting powers, restrictions and limitations as to dividends and other distributions, qualifications, terms and conditions of redemption and other terms and provisions set forth in Paragraphs A through J, inclusive, hereof.

         FOURTH: The shares have been classified by the Board of Directors, or a duly authorized committee thereof, under the authority contained in the Charter.

         FIFTH: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

         SIXTH: The undersigned President and Chief Operating Officer of the Corporation acknowledges these terms of the Class C Preferred Stock to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President and Chief Operating Officer of the Corporation acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

         IN WITNESS WHEREOF, REALTY INCOME CORPORATION, has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its President and Chief Operating Officer and attested to by its Secretary on this 28th day of July, 1999.

                          REALTY INCOME CORPORATION


                          By:                                            (SEAL)
                             --------------------------------------------
                                Name:    Richard J. VanDerhoff
                                Title:   President and  Chief Operating Officer

                          Attest:


                          By:
                             --------------------------------------------
                                Name:    Michael R. Pfeiffer
                                Title:   Senior Vice President, General
                                          Counsel and Secretary